                                  Exhibit 99.1

MEMORANDUM

To:      Directors and Executive Officers of The Clorox Company

From:    Peter D. Bewley, Senior Vice President—General Counsel and Secretary

Date:    February 19, 2004

Re:      Blackout in Trading of  Common Stock of The Clorox Company (“Clorox”)

     Pursuant to the  Sarbanes-Oxley  Act of 2002 and Regulation BTR promulgated thereunder, Clorox is required to give you this notice.

    The Clorox Company 401(k) Plan, formerly known as The Clorox Company Employee Retirement Investment Plan (ERIP) (the “Plan”) is changing its record-keeper, service provider, and plan administrator from Putnam Investments to T. Rowe Price Associates.

     The blackout period during which this conversion will occur commences at 3:00 p.m. Eastern Time on March 25, 2004 and is expected to end at 9:00 a.m. Eastern Time on April 5, 2004   (the "Conversion Blackout Period"). During this period of time, participants  in the Plan will be unable to direct or diversify investments in their individual accounts.

    Directors and executive officers are prohibited  from  purchasing, selling or otherwise  acquiring or  transferring  any shares of Clorox Common Stock during the Conversion Blackout  Period,  if those shares were acquired in  connection  with services provided to, or employment with,  Clorox.  To ensure compliance with this requirement, you are instructed not to trade in any Clorox Common Stock during the Conversion Blackout Period.

     Important: This  trading  prohibition  falls within the regularly scheduled trading blackout  period for Clorox directors and executive officers, which  commences  at the close of  business  on March 17, 2004 and which is scheduled to end at the start of business on May 11, 2004.  The regularly scheduled trading blackout period will remain in effect.

     For inquiries  concerning  the either the Conversion Blackout  Period or the regularly scheduled trading blackout period,  please contact Peter D. Bewley,   Senior  Vice  President--General  Counsel and Secretary,   The Clorox Company, 1221 Broadway, Oakland, CA  94612.